EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:           11:00 a.m. May 7, 2026

United Bancorp, Inc. Reports 2026 First Quarter Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.33 and net income of $1,911,000 for the three months ended March 31, 2026.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the earnings performance of United Bancorp, Inc. (UBCP) for the first quarter ended March 31, 2026. For the quarter, our Company achieved solid net income and diluted earnings per share results of $1,911,000 and $0.33, which were respective increases of $39,000, or 2.1%, and $0.01, or 3.1%, over the results achieved for each metric during the first quarter of last year. We are very pleased that our first quarter results are higher than those achieved for the same period of time in 2025 considering that… as we have previously mentioned… our Company is focused on the future and has undertaken several transformative projects that have created additional expense for UBCP and are somewhat dilutive to earnings at present. In addition, even though there has been a tremendous level of uncertainty permeating our economy in recent years… that level has increased in the most recent quarter with a new realm of uncertainty created by geopolitical concerns that escalated over the course of the first quarter of this year. Regardless, we are satisfied with our increasing earnings and content with how our investment in our infrastructure and growth is developing in accordance with our visions and projections. We firmly believe that over the course of the next twelve to twenty-four months, we will see a very nice return on these investments in our Company’s infrastructure, which should lead to higher levels of earnings and help ensure the relevancy of UBCP for many years to come.”

Greenwood further remarked, “Many thought that the economic uncertainty with which our country has been dealing for the past several years was finally going to be in the rear-view mirror in 2026. Even though inflation had stagnated at a level a little bit higher than the Federal Open Market Committee (FOMC) of the Federal Reserve Bank liked, it was getting closer to their established target of two percent. In addition, they were mostly satisfied with current employment-related data within our economy. As we entered 2026, forecasts called for solid economic growth as the impact of the tariffs implemented last year was thought to also be behind us and the anticipated increase in tax refund payouts under our new tax policy were anticipated to fuel consumption and growth, driving our Gross Domestic Product (GDP) higher to levels rarely seen. In addition, forecasts for interest rates projected two to three cuts for the fed funds target rate, which would align our country’s monetary policy with a more neutral position. How quickly things can change! With the United States and Israel commencing military action on Iran in late February, the economic uncertainty that we thought was finally behind us heightened to levels even greater than before. Even with all of this concern and uncertainty, our Company was able to achieve growth in its balance sheet in the first quarter ended March 31, 2026. Year-over-year, total assets increased by $27.8 million, or 3.6%, to a level of $858.5 million. This increase in total assets is attributed to year-over-year increases in gross loans by $3.5 million to a level of $500.3 million; securities by $6.0 million to a level of $239.9 million; and, bank owned life insurance by $18.3 million to a level of $38.2 million. Overall, the increase in the level of interest earning assets on our balance sheet helped our Company achieve an increase in the total interest income that it generated by $172,000, or 1.8%, over the level achieved in the first quarter of last year.” Greenwood continued, “Driving the increase in our Company’s total assets in the first quarter was the growth that we experienced in our total deposits. For the quarter, total deposits grew by $42.6 million, or 6.8%, to a level of $666.7 million. Much of this increase in our total deposits came from growth in our lower-cost funding--- consisting of noninterest bearing demand, interest bearing demand and savings--- with balances increasing by $27.4 million to a level of $474.6 million (which is 71.2% of total deposits). In addition, higher-cost time deposits increased by $15.2 million to a level of $192.0 million (which is 28.8% of total deposits). Remarkably, even with this increase in the total deposits of our Company, total interest expense as of March 31, 2026 decreased by ($93,000), or (2.6%), on a year-over-year basis. This decrease in total interest expense can be attributed to both the continued downward repricing of our core deposits, along with the maturity of a $20.0 million Federal Home Loan Bank (FHLB) Advance during the first quarter on which we were paying a rate of 4.39%. With this year-over-year increase in total interest income and decrease in total interest expense, our Company was able to continue the trend of having increasing net interest income and an expanding net interest margin. As of the most recently ended quarter, net interest income increased by $265,000, or 4.2%, and the net interest margin increased by twelve basis points (12bps) to a level of 3.72%, both year-over-year. We anticipate that these positive trends with our net interest income and net interest margin will continue over the course of 2026.”

Lastly, Greenwood stated, “Relating to the credit-quality metrics for our Company, our combined delinquency and nonaccrual loan levels have increased somewhat year-over-year from the uncharacteristically and historically low levels that we had maintained for several years… but, they did decline slightly from the levels that we reported at December 31, 2025. At quarter-end, March 31, 2026, our Company’s nonaccrual loans and loans past due thirty-plus days totaled $6.8 million (or, 1.36% of gross loans), which was an increase of $4.0 million year-over-year. On a linked-quarter basis, our level of nonaccrual loans and loans past due thirty-plus days declined by $416,000, or 5.7%, from $7.2 million. Regarding these metrics increasing on a year-over-year basis--- we had one commercial loan relationship with an outstanding balance of approximately $4.2 million go from being current last year to being classified as nonaccrual during the first quarter of 2026. This single relationship, which is presently not impaired, accounts for an overwhelming majority of the year-over-year increase in our nonaccrual loans. On the flip-side, our loans past due thirty plus days decreased by ($560,000) year-over-year to a level of $344,000 or 0.07% of gross loans. Accordingly, we believe that our overall credit quality is extremely sound and this single relationship is not indicative of a systemic increase of risk within our loan portfolio.” Greenwood ended by stating, “Further highlighting the overall quality and soundness of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($16,000) in the first quarter of this year, which on an annualized basis is (0.01%) of average loans and in-line with both the previous year and peer. In addition, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss) of $75.3 million or 8.8% of average assets, which is an increase of $2.0 million, or 2.7%, year-over-year.”

Scott A. Everson, Chairman, President and CEO stated, “With a committed and long-term focus of growing our balance sheet in a profitable fashion by investing in the infrastructure of our Company, we are very pleased with the financial results that we achieved in the first quarter ending March 31, 2026. In addition, we are very satisfied with the progress that we are making on the execution of our plan relating to our investment in infrastructural improvements that will help ensure our relevancy for many years to come and help us achieve our vision of becoming a community financial institution with assets of $1.0 billion or greater in the very near term.” Everson continued, “I am very happy to report that we opened our newest banking center, a regional hub in the appealing market of Wheeling, West Virginia, on December 9, 2025. As of the end of the first quarter, this office has already exceeded our first-year forecast for loan growth and is roughly two-thirds of the way to achieving our first-year forecast for deposit growth… all within the first three months of operation! We firmly believe that within five years, this new banking center will be a top performer for United Bancorp, Inc. (UBCP).”

Everson also stated, “Relating to other infrastructural investments that we have undertaken within the past year or two, our Company’s Unified Mortgage Division continues to contribute meaningfully to fee income. As we continue to scale this function with the addition of mortgage loan originators and with the positive operating leverage that presently exits within this developing division… we strongly believe that Unified Mortgage will continue to produce increasingly positive results and become more lucrative for our Company. Unified Mortgage is definitely becoming a known entity amongst the realtors within the markets that we serve. We also continue to invest in and develop our Treasury Management capabilities that help our small business customers with cash management, merchant services and payments. This function not only generates fee income for United Bancorp, Inc. (UBCP); but, also is a key driver of low or no cost deposits and strengthens relationship depth with our commercial customers. No doubt, both of these areas contributed to the increasing levels of noninterest income that we generated during the first quarter of this year--- with the latter also contributing to the growth in our low-cost deposits, which helped lead to the increase in deposit totals and decrease in our interest expense level as of March 31, 2026.”

Everson continued, “Over the course of 2025 and into the current year, we have and continue to make a tremendous investment in technology. With our enhanced technological product offering, we now have more customers than ever utilizing our consumer and commercial online and mobile platforms and benefitting from these advanced solutions that we offer-- which has and will continue to lead to more relationship building and revenue generating opportunities for UBCP. Importantly, we have begun developing and are soon to implement an AI solution designed to help us better serve customers by answering inquiries more efficiently and effectively… guiding customers to the best financial solutions and supporting a more modern, customer-centric approach to delivery. To further supplement this aforementioned AI solution, we are presently in the process of implementing a system specializing in omnichannel account opening, that will allow our Company to fully digitize the account opening process through online, mobile and in-branch platforms--- enabling customers, both business and consumer, to open all deposit accounts and most services--- both in person and virtually. These enhanced systems will be housed in our soon-to-open Unified Center (which is located in St. Clairsville, Ohio) and will help support our Customer Care Center that will also be housed at this facility. The Customer Care Center will centralize the customer service function of our Company with team members that are highly skilled and more capable of providing a complete and satisfying “Unified Experience” to customers from any technology platform… via a live video interface. In addition, the Unified Customer Care Center will have a “sales oriented” function, which is anticipated to lead to additional business for our Company by routing inbound banking inquiries and requests from any banking channel to our Customer Care Center, for “in person” consultations with our skilled team members. By having a centralized customer support function staffed with skilled sales and service professionals who are truly “subject matter experts,” we believe that we will be able to more effectively and efficiently attract, develop and retain customer relationships with more productive on-boarding and cross-selling practices--- which is anticipated to lead to a higher level of customer satisfaction and overall profitability for UBCP. We anticipate that all of these new technology and support functions will be fully implemented by year-end and believe that the Unified Customer Care Center has the potential to develop into a bona-fide “digital bank” for our Company, which will more readily support our growth and profitability objectives in the coming years!”

Everson further stated, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing the value of their investment and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first quarter of this year, UBCP, once again, paid both a regular cash dividend and a special cash dividend to our valued owners. With these first quarter payouts, the regular cash dividend increased year-over-year by $0.01, or 5.5%, to a level of $0.1925. In addition, the special cash dividend paid in the first quarter was $0.175. On a combined basis, the total dividend payment to our shareholders in the first quarter of this year totaled $0.3675 and was paid on March 20th. At these current dividend payout levels, the forward yield produced by our regular cash dividend is 5.1% and, inclusive of the special dividend, the forward yield is 6.2%, considering our quarter-ending fair market value as of March 31, 2026 of $15.21. On a year-over-year basis, the fair market value of our Company’s stock increased by $1.79 or 13.3%.”

Lastly, Everson concluded, “As you can see, we are currently heavily investing in the infrastructure of our Company to set the stage for future growth and ensure that UBCP remains relevant in the ever-more competitive financial services industry. We firmly believe that within the next twelve to twenty-four months, we will see the return on these investments that we are currently making to improve our operations and delivery. Obviously, such expenditures do have a dilutive impact on the earnings that we produce in the short-term. But, even with this reality, we are very happy with the present performance of our Company. We are grateful that we have produced increasing earnings and have grown our balance sheet in the first quarter of 2026. Over the course of 2026, we anticipate these positive trends will continue. We are truly excited about UBCP’s direction and the potential that it brings. With an ongoing focus on continual process improvement, product development and delivery, we strongly believe that the future for our Company is exceedingly bright.”

As of March 31, 2026, United Bancorp, Inc. has total assets of $858.5 million and total shareholders’ equity of $67.5 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Ohio and Marshall Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.

"UBCP"

At or for the Quarter Ended
March 31,	March 31,	%	$
2026	2025	Change	Change
Earnings
Interest income on loans	$7,269,752	$7,104,476	2.33%	$165,276
Loan fees	254,962	222,722	14.48%	$32,240
Interest income on securities	2,489,903	2,514,990	-1.00%	$(25,087)
Total interest income	10,014,617	9,842,188	1.75%	$172,429
Total interest expense	3,503,434	3,596,003	-2.57%	$(92,569)
Net interest income	6,511,183	6,246,185	4.24%	$264,998
Provision for credit losses	30,000	96,000	$(66,000)
Net interest income after provision for credit losses	6,481,183	6,150,185	5.38%	$330,998
Service charge on deposit account	792,188	732,651	8.13%	$59,537
Net realized gains on sale of loans	98,200	84,387	16.37%	$13,813
Net realized gain (loss) on sale of available-for-sale securities	-	143,625	$(143,625)
Other noninterest income	534,424	320,747	66.62%	$213,677
Total noninterest income	1,424,812	1,281,410	11.19%	$143,402
Total noninterest expense	6,155,243	5,586,076	10.19%	$569,167
Income tax (benefit) expense	(160,064)	(26,353)	507.38%	$(133,711)
Net income	$1,910,816	$1,871,872	2.08%	$38,944
Key performance data
Earnings per common share - Basic	$0.33	$0.32	3.13%	$0.010
Earnings per common share - Diluted	0.33	0.32	3.13%	$0.010
Cash dividends paid	0.3675	0.3575	2.80%	$0.01000
Stock data
Dividend payout ratio (without special dividend)	58.33%	57.03%	1.30%
Price earnings ratio	11.52	x	10.48	x	9.90%
Market price to book value	135%	132%	2.30%
Annualized yield based on quarter end close (without special dividend)	5.06%	5.44%	-6.99%
Market value - last close (end of period)	15.21	13.42	13.34%
Book value (end of period)	11.29	10.19	10.79%
Tangible book value (end of period)	11.18	10.06	11.13%
Shares Outstanding
Average - Basic	5,497,474	5,566,428	--------
Average - Diluted	5,497,474	5,566,428	--------
Common stock, shares issued	6,263,141	6,203,141	--------
Shares held as treasury stock	287,140	240,544	--------
Return on average assets (ROA)	0.89%	0.91%	-0.02%
Return on average equity (ROE)	11.32%	12.31%	-0.99%
At quarter end
Total assets	$858,499,135	$830,681,164	3.35%	$27,817,971
Total assets (average)	856,687,000	822,424,000	4.17%	$34,263,000
Cash and due from Federal Reserve Bank	27,239,806	36,402,686	-25.17%	$(9,162,880)
Average cash and due from Federal Reserve Bank	27,118,000	26,036,000	4.16%	$1,082,000
Securities and other restricted stock	239,893,178	233,868,149	2.58%	$6,025,029
Average securities and other restricted stock	243,578,000	241,013,000	1.06%	$2,565,000
Bank-owned life insurance	38,238,704	19,954,627	91.63%	$18,284,077
Other real estate and repossessions (OREO)	2,540,000	3,327,610	-23.67%	$(787,610)
Gross loans	500,339,204	496,866,008	0.70%	$3,473,196
Allowance for credit losses	4,250,241	4,094,556	3.80%	$155,685
Net loans	496,088,963	492,771,452	0.67%	$3,317,511
Average loans	501,784,000	493,056,000	1.77%	$8,728,000
Net loans recovered (charged-off)	(16,214)	(3,070)	428.14%	$(13,144)
Net overdrafts (charged-off )	(24,855)	(24,632)	0.91%	$(223)
Total net (charge offs )	(41,069)	(27,702)	48.25%	$(13,367)
Nonaccrual loans	6,478,613	1,937,543	234.37%	$4,541,070
Loans past due 30+ days (excludes non accrual loans)	344,222	903,909	-61.92%	$(559,687)
Total Deposits
Noninterest bearing demand	155,398,881	138,243,804	12.41%	$17,155,077
Interest bearing demand	193,415,825	184,786,353	4.67%	$8,629,472
Savings	125,818,547	124,244,385	1.27%	$1,574,162
Time < $250,000	147,321,096	135,551,749	8.68%	$11,769,347
Time > $250,000	44,702,815	41,254,902	8.36%	$3,447,913
Total Deposits	666,657,164	624,081,193	6.82%	$42,575,971
Average total deposits	652,552,000	615,678,000	5.99%	$36,874,000
Advances from the Federal Home Loan Bank	55,000,000	75,000,000	N/A	$(20,000,000)
Term advances	55,000,000	75,000,000	-26.67%	$(20,000,000)
Repurchase Agreements	35,596,181	37,564,822	-5.24%	$(1,968,641)
Shareholders' equity	67,498,833	60,801,220	11.02%	$6,697,613
Common Stock, Additional Paid in Capital	33,512,368	32,745,743	2.34%	$766,625
Retained Earnings	48,290,856	46,045,586	4.88%	$2,245,270
Shares held by Deferred Plan and Treasury Stock	(6,496,002)	(5,455,374)	19.08%	$(1,040,628)
Accumulated other comprehensive loss, net of taxes	(7,808,389)	(12,534,735)	-37.71%	$4,726,346
Goodwill and intangible assets (impact on Shareholders' equity	(682,493)	(767,293)	-11.05%	$84,800
Tangible shareholders' equity	66,816,340	60,033,927	11.30%	$6,782,413
Shareholders' equity (average)	67,499,000	60,801,000	11.02%	$6,698,000
Key performance ratios
Net interest margin (Federal tax equivalent)	3.72%	3.60%	0.12%
Interest expense to average assets	1.64%	1.75%	-0.11%
Total allowance for credit losses
to nonaccrual loans	65.60%	211.33%	-145.72%
Total allowance for credit losses
to total loans	0.85%	0.82%	0.03%
Total past due and nonaccrual loans to gross loans	1.36%	0.57%	0.79%
Nonperforming assets to total assets	1.05%	0.68%	0.37%
Net charge-offs to average loans	-0.03%	-0.02%	-0.01%
Equity to assets at period end	7.86%	7.32%	0.54%